UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                           BUILDERS FIRSTSOURCE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   12008R-10-7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             Building Products, LLC
                        450 Lexington Avenue, Suite 3350
                            New York, New York 10017
                                 (212) 286-8600
                             Attention: Paul S. Levy

                                 With copies to:

         Robert B. Pincus, Esq.                     Steven J. Gartner, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP             Mark A. Cognetti, Esq.
    One Rodney Square, P.O. Box 636               Willkie Farr & Gallagher LLP
    Wilmington, Delaware 19899-0636                    787 Seventh Avenue
            (302) 651-3000                            New York, NY 10019-6099
                                                         (212) 728-8000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 March 14, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE:.Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 12008R-10-7
------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Building Products, LLC
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------- ------------------------------------------------------------------

     3        SEC USE ONLY
------------- ------------------------------------------------------------------

     4        SOURCE OF FUNDS

              OO
------------- ------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
-------------------------- ----------- -----------------------------------------

                               7       SOLE VOTING POWER

                                       None
                           ----------- -----------------------------------------

                               8       SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                     None
BY EACH REPORTING          ----------- -----------------------------------------
PERSON WITH
                               9       SOLE DISPOSITIVE POWER

                                       None
                           ----------- -----------------------------------------

                               10      SHARED DISPOSITIVE POWER

                                       None
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              None
------------- ------------------------------------------------------------------

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0%
------------- ------------------------------------------------------------------

     14       TYPE OF REPORTING PERSON

              OO
------------- ------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 12008R-10-7
------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              JLL Partners Fund V, L.P.
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------- ------------------------------------------------------------------

     3        SEC USE ONLY
------------- ------------------------------------------------------------------

     4        SOURCE OF FUNDS

              OO
------------- ------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
-------------------------- ----------- -----------------------------------------

                               7       SOLE VOTING POWER

                                       None
                           ----------- -----------------------------------------

                               8       SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                     8,952,551.5
BY EACH REPORTING          ----------- -----------------------------------------
PERSON WITH
                               9       SOLE DISPOSITIVE POWER

                                       None
                           ----------- -----------------------------------------

                               10      SHARED DISPOSITIVE POWER

                                       8,952,551.5
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              8,952,551.5
------------- ------------------------------------------------------------------

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              24.8%
------------- ------------------------------------------------------------------

     14       TYPE OF REPORTING PERSON

              OO
------------- ------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP No. 12008R-10-7
------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              JLL Associates V, L.P.
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------- ------------------------------------------------------------------

     3        SEC USE ONLY
------------- ------------------------------------------------------------------

     4        SOURCE OF FUNDS

              OO
------------- ------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
-------------------------- ----------- -----------------------------------------

                               7       SOLE VOTING POWER

                                       None
                           ----------- -----------------------------------------

                               8       SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                     8,952,551.5
BY EACH REPORTING          ----------- -----------------------------------------
PERSON WITH
                               9       SOLE DISPOSITIVE POWER

                                       None
                           ----------- -----------------------------------------

                               10      SHARED DISPOSITIVE POWER

                                       8,952,551.5
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              8,952,551.5
------------- ------------------------------------------------------------------

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              24.8%
------------- ------------------------------------------------------------------

     14       TYPE OF REPORTING PERSON

              PN
------------- ------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 12008R-10-7
------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              JLL Associates G.P. V, L.L.C.
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------- ------------------------------------------------------------------

     3        SEC USE ONLY
------------- ------------------------------------------------------------------

     4        SOURCE OF FUNDS

              OO
------------- ------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
-------------------------- ----------- -----------------------------------------

                               7       SOLE VOTING POWER

                                       None
                           ----------- -----------------------------------------

                               8       SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                     8,952,551.5
BY EACH REPORTING          ----------- -----------------------------------------
PERSON WITH
                               9       SOLE DISPOSITIVE POWER

                                       None
                           ----------- -----------------------------------------

                               10      SHARED DISPOSITIVE POWER

                                       8,952,551.5
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              8,952,551.5
------------- ------------------------------------------------------------------

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              24.8%
------------- ------------------------------------------------------------------

     14       TYPE OF REPORTING PERSON

              OO
------------- ------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 12008R-10-7
------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Paul S. Levy
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------- ------------------------------------------------------------------

     3        SEC USE ONLY
------------- ------------------------------------------------------------------

     4        SOURCE OF FUNDS

              OO
------------- ------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
-------------------------- ----------- -----------------------------------------

                               7       SOLE VOTING POWER

                                       None
                           ----------- -----------------------------------------

                               8       SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                     8,952,551.5
BY EACH REPORTING          ----------- -----------------------------------------
PERSON WITH
                               9       SOLE DISPOSITIVE POWER

                                       None
                           ----------- -----------------------------------------

                               10      SHARED DISPOSITIVE POWER

                                       8,952,551.5
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              8,952,551.5
------------- ------------------------------------------------------------------

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              24.8%
------------- ------------------------------------------------------------------

     14       TYPE OF REPORTING PERSON

              IN
------------- ------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 12008R-10-7
------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Warburg Pincus Private Equity IX, L.P.
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------- ------------------------------------------------------------------

     3        SEC USE ONLY
------------- ------------------------------------------------------------------

     4        SOURCE OF FUNDS

              OO
------------- ------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
-------------------------- ----------- -----------------------------------------

                               7       SOLE VOTING POWER

                                       None
                           ----------- -----------------------------------------

                               8       SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                     9,055,392.5
BY EACH REPORTING          ----------- -----------------------------------------
PERSON WITH
                               9       SOLE DISPOSITIVE POWER

                                       None
                           ----------- -----------------------------------------

                               10      SHARED DISPOSITIVE POWER

                                       9,055,392.5
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,055,392.5
------------- ------------------------------------------------------------------

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              25.1%
------------- ------------------------------------------------------------------

     14       TYPE OF REPORTING PERSON

              PN
------------- ------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 12008R-10-7
------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Warburg Pincus IX, L.L.C.
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------- ------------------------------------------------------------------

     3        SEC USE ONLY
------------- ------------------------------------------------------------------

     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
-------------------------- ----------- -----------------------------------------

                               7       SOLE VOTING POWER

                                       None
                           ----------- -----------------------------------------

                               8       SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                     9,055,392.5
BY EACH REPORTING          ----------- -----------------------------------------
PERSON WITH
                               9       SOLE DISPOSITIVE POWER

                                       None
                           ----------- -----------------------------------------

                               10      SHARED DISPOSITIVE POWER

                                       9,055,392.5
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,055,392.5
------------- ------------------------------------------------------------------

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              25.1%
------------- ------------------------------------------------------------------

     14       TYPE OF REPORTING PERSON

              OO
------------- ------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 12008R-10-7
------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Warburg Pincus Partners, LLC
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------- ------------------------------------------------------------------

     3        SEC USE ONLY
------------- ------------------------------------------------------------------

     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
-------------------------- ----------- -----------------------------------------

                               7       SOLE VOTING POWER

                                       None
                           ----------- -----------------------------------------

                               8       SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                     9,055,392.5
BY EACH REPORTING          ----------- -----------------------------------------
PERSON WITH
                               9       SOLE DISPOSITIVE POWER

                                       None
                           ----------- -----------------------------------------

                               10      SHARED DISPOSITIVE POWER

                                       9,055,392.5
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,055,392.5
------------- ------------------------------------------------------------------

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              25.1%
------------- ------------------------------------------------------------------

     14       TYPE OF REPORTING PERSON

              OO
------------- ------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 12008R-10-7
------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Warburg Pincus LLC
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------- ------------------------------------------------------------------

     3        SEC USE ONLY
------------- ------------------------------------------------------------------

     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
-------------------------- ----------- -----------------------------------------

                               7       SOLE VOTING POWER

                                       None
                           ----------- -----------------------------------------

                               8       SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                     9,055,392.5
BY EACH REPORTING          ----------- -----------------------------------------
PERSON WITH
                               9       SOLE DISPOSITIVE POWER

                                       None
                           ----------- -----------------------------------------

                               10      SHARED DISPOSITIVE POWER

                                       9,055,392.5
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,055,392.5
------------- ------------------------------------------------------------------

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              25.1%
------------- ------------------------------------------------------------------

     14       TYPE OF REPORTING PERSON

              OO
------------- ------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 12008R-10-7
------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Warburg Pincus & Co.
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------- ------------------------------------------------------------------

     3        SEC USE ONLY
------------- ------------------------------------------------------------------

     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
-------------------------- ----------- -----------------------------------------

                               7       SOLE VOTING POWER

                                       None
                           ----------- -----------------------------------------

                               8       SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                     9,055,392.5
BY EACH REPORTING          ----------- -----------------------------------------
PERSON WITH
                               9       SOLE DISPOSITIVE POWER

                                       None
                           ----------- -----------------------------------------

                               10      SHARED DISPOSITIVE POWER

                                       9,055,392.5
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,055,392.5
------------- ------------------------------------------------------------------

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              25.1%
------------- ------------------------------------------------------------------

     14       TYPE OF REPORTING PERSON

              PN
------------- ------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 12008R-10-7
------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Charles R. Kaye
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------- ------------------------------------------------------------------

     3        SEC USE ONLY
------------- ------------------------------------------------------------------

     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
-------------------------- ----------- -----------------------------------------

                               7       SOLE VOTING POWER

                                       None
                           ----------- -----------------------------------------

                               8       SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                     9,055,392.5
BY EACH REPORTING          ----------- -----------------------------------------
PERSON WITH
                               9       SOLE DISPOSITIVE POWER

                                       None
                           ----------- -----------------------------------------

                               10      SHARED DISPOSITIVE POWER

                                       9,055,392.5
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,055,392.5
------------- ------------------------------------------------------------------

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              25.1%
------------- ------------------------------------------------------------------

     14       TYPE OF REPORTING PERSON

              IN
------------- ------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 12008R-10-7
------------- ------------------------------------------------------------------

     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Joseph P. Landy
------------- ------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [ ]
                                                                 (b) [X]
------------- ------------------------------------------------------------------

     3        SEC USE ONLY
------------- ------------------------------------------------------------------

     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
-------------------------- ----------- -----------------------------------------

                               7       SOLE VOTING POWER

                                       None
                           ----------- -----------------------------------------

                               8       SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED                     9,055,392.5
BY EACH REPORTING          ----------- -----------------------------------------
PERSON WITH
                               9       SOLE DISPOSITIVE POWER

                                       None
                           ----------- -----------------------------------------

                               10      SHARED DISPOSITIVE POWER

                                       9,055,392.5
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,055,392.5
------------- ------------------------------------------------------------------

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              25.1%
------------- ------------------------------------------------------------------

     14       TYPE OF REPORTING PERSON

              IN
------------- ------------------------------------------------------------------

     Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended, this Schedule 13D (this "Amendment No. 2") amends the Schedule 13D originally filed with the United States Securities and Exchange Commission on March 2, 2006 (the "Original Schedule 13D"), as amended by Amendment 1 thereto filed on December 8, 2006 ("Amendment No. 1") (the Original Schedule 13D, as amended by Amendment No. 1 and this Amendment No. 2, are collectively referred to herein as the "Schedule 13D"). This Amendment No. 2 relates to the shares of the common stock, par value $0.01 per share (the "Common Stock"), of Builders FirstSource, Inc., a Delaware corporation (the "Company"), owned by Building Products, LLC, a Delaware limited liability company ("Building Products LLC"); JLL Partners Fund V, L.P., a Delaware limited partnership ("JLL Fund V"); JLL Associates V, L.P., a Delaware limited partnership ("JLL Associates V") and the general partner of JLL Fund V; JLL Associates G.P. V, L.L.C., a Delaware limited liability company ("JLL Associates G.P. ") and the general partner of JLL Associates V; Paul S. Levy, the sole member of JLL Associates G.P. (JLL Fund V, JLL Associates V, JLL Associates G.P., and Mr. Levy collectively being the "JLL Reporting Persons"); and Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("Warburg Pincus Fund IX"); Warburg Pincus IX, LLC, a New York limited liability company and sole general partner of Warburg Pincus Fund IX ("WP IX LLC"); Warburg Pincus Partners, LLC, a New York limited liability company and sole member of WP IX LLC ("WPP LLC"); Warburg Pincus LLC, a New York limited liability company that manages Warburg Pincus Fund IX ("WP LLC"); Warburg Pincus & Co., a New York general partnership and the managing member of WPP LLC ("WP"); and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and Co-President and Managing Member of WP LLC (Warburg Pincus Fund IX, WP IX LLC, WPP LLC, WP LLC, WP, Mr. Kaye and Mr. Landy collectively being the "Warburg Pincus Reporting Persons," and Building Products LLC, the JLL Reporting Persons, and the Warburg Pincus Reporting Persons collectively being the "Reporting Persons"). Except as specifically amended by this Amendment No. 2, items in the Schedule 13D are unchanged.

     Information in this Amendment No. 2 with respect to each of the Reporting Persons is given solely by that particular Reporting Person, and none of the other Reporting Persons has any responsibility for the accuracy or completeness of information with respect to any other Reporting Person. Capitalized terms used herein that are not defined herein have the meanings ascribed to them in the Schedule 13D.


Item 3.  Source and Amount of Funds or Other Consideration

Item 3 is hereby amended and supplemented by adding the following at the end thereof:

     On February 27, 2008, Warburg Pincus Fund IX purchased 50,000 shares of the Company's Common Stock in the open market and at the prices set forth on
Schedule II hereto. On February 28, 2008, Warburg Pincus Fund IX purchased 34,107 shares of the Company's Common Stock in the open market and at the prices set forth on Schedule II hereto. On February 29, 2008, Warburg Pincus Fund IX purchased 36,963 shares of the Company's Common Stock in the open market and at the prices set forth on Schedule II hereto. On March 3, 2008, Warburg Pincus Fund IX purchased 37,668 shares of the Company's Common Stock in the open market and at the prices set forth on Schedule II hereto. On March 4, 2008, Warburg Pincus Fund IX purchased 33,500 shares of the Company's Common Stock in the open market and at the prices set forth on Schedule II hereto. On March 5, 2008, Warburg Pincus Fund IX purchased 12,600 shares of the Company's Common Stock in the open market and at the prices set forth on Schedule II hereto. On March 6, 2008, Warburg Pincus Fund IX purchased 34, 479 shares of the Company's Common Stock in the open market and at the prices set forth on Schedule II hereto. On March 7, 2008, Warburg Pincus Fund IX purchased 15,417 shares of the Company's Common Stock in the open market and at the prices set forth on Schedule II hereto. On March 10, 2008, Warburg Pincus Fund IX purchased 25,722 shares of the Company's Common Stock in the open market and at the prices set forth on
Schedule II hereto. On March 11, 2008, Warburg Pincus Fund IX purchased 9,800 shares of the Company's Common Stock in the open market and at the prices set forth on Schedule II hereto. On March 12, 2008, Warburg Pincus Fund IX purchased 500 shares of the Company's Common Stock in the open market and at the prices set forth on Schedule II hereto. Such purchases total 330,341 shares of the Company's Common Stock (hereinafter referred to as the "Purchased Securities"). Warburg Pincus Fund IX obtained the funds used to acquire the Purchased Securities from capital contributions of its partners.


Item 4.  Purpose of Transaction

Item 4 is hereby amended and supplemented by adding the following at the end thereof:

     The purchases by Warburg Pincus Fund IX of the Purchased Securities were effected because of the belief that the Company represents an attractive investment based on the Company's business prospects and strategy. Warburg Pincus Fund IX intends to review its investment in the Company on a continuing basis and, depending upon the price and availability of shares of the Company's Common Stock, subsequent developments affecting the Company, the Company's business and prospects, other investment and business opportunities available to Warburg Pincus Fund IX, general stock market and economic considerations, tax considerations and other factors considered relevant, may decide at any time to increase or decrease the size of its investment in the Company.


Item 5.  Interest in Securities of the Issuer(1)

Item 5(a) is hereby amended by replacing it in its entirety with the following:

         (a) (i) Building Products LLC is the direct record owner of 17,605,103 shares of the Company's Common Stock, which represents 48.9% of the outstanding shares of the Company's Common Stock, although Building Products LLC may not be

-----------------------------
(1) Calculation of beneficial ownership is based on 36,030,411 outstanding shares of the Company's Common Stock as of February 29, 2008 as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 5, 2008.

deemed to be the beneficial owner of these shares by virtue of the terms of the Amended and Restated LLC Agreement adopted on February 27, 2006.

                  (ii) By virtue of its position as a member of Building Products LLC and pursuant to the Amended and Restated LLC Agreement, JLL Fund V may be deemed to be the beneficial owner of 8,952,551.5 shares of the Company's Common Stock, which represents 24.8% of the outstanding shares of the Company's Common Stock.

                  (iii) By virtue of its position as the general partner of JLL Fund V, JLL Associates V may be deemed to be the beneficial owner of 8,952,551.5 shares of the Company's Common Stock, which represents 24.8% of the outstanding shares of the Company's Common Stock.

                  (iv) By virtue of its position as the general partner of JLL Associates V, JLL Associates G.P. may be deemed to be the beneficial owner of 8,952,551.5 shares of the Company's Common Stock, which represents 24.8% of the outstanding shares of the Company's Common Stock.

                  (v) By virtue of his position as the sole managing member of JLL Associates G.P., Mr. Levy may be deemed to be the beneficial owner of 8,952,551.5 shares of the Company's Common Stock, which represents 24.8% of the outstanding shares of the Company's Common Stock.

                  (vi) By virtue of (i) its position as a member of Building Products LLC and pursuant to the Amended and Restated LLC Agreement, (ii) its purchases of the Additional Securities (as defined in Amendment No. 1), (iii) its purchases of 39,585 shares of the Company's Common Stock in the open market on March 14, 2007 and (iv) its purchases of the Purchased Securities, Warburg Pincus Fund IX may be deemed to be the beneficial owner of 9,055,392.5 shares of the Company's Common Stock, which represents 25.1% of the outstanding shares of the Company's Common Stock.

                  (vii) Due to their respective relationships with Warburg Pincus Fund IX and each other, the Warburg Pincus Reporting Persons may be deemed to beneficially own, in the aggregate, 9,055,392.5 shares of the Company's Common Stock, which represents 25.1% of the outstanding shares of the Company's Common Stock.

         Each of Building Products LLC, JLL Fund V, JLL Associates V, JLL Associates G.P., WP, WPP LLC, WP LLC, Mr. Kaye, and Mr. Landy disclaim beneficial ownership of the Common Stock. Each of the JLL Reporting Persons disclaims beneficial ownership of shares of the Company's Common Stock reported herein as beneficially owned by the Warburg Pincus Reporting Persons, and each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of shares of the Company's Common Stock reported herein as beneficially owned by the JLL Reporting Persons.

Item 5(b) is hereby amended by replacing it in its entirety with the following:

         (b) Building Products LLC has no power to vote or dispose of shares of the Company's Common Stock. Each of the JLL Reporting Persons shares with JLL Fund V the power to vote or direct the vote and to dispose or direct the disposition of 8,952,551.5 shares of the Company's Common Stock. Each of the Warburg Pincus Reporting Persons shares with Warburg Pincus Fund IX the power to vote or to direct the vote and to dispose or to direct the disposition of 9,055,392.5 shares of the Company's Common Stock.

Item 5(c) is hereby amended by replacing it in its entirety with the following:

         On February 27, 2008, February 28, 2008, February 29, 2008, March 3, 2008, March 4, 2008, March 5, 2005, March 6, 2008, March 7, 2008, March 10,
2008, March 11, 2008 and March 12, 2008 Warburg Pincus Fund IX purchased on the open market shares of the Company's Common Stock in the amounts, on the dates, and at the price per share set forth on Schedule II hereto.

         Except as set forth in this amended Item 5(c) and on Schedule II, no other transactions in the Company's Common Stock were effected during the past sixty days by any of the Reporting Persons.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008

                                 BUILDING PRODUCTS, LLC

                                 /s/ Paul S. Levy
                                 -----------------------------------
                                 Paul S. Levy, Manager


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008

                                 JLL PARTNERS FUND V, L.P.

                                 By its General Partner, JLL Associates V, L.P. By its General Partner, JLL Associates G.P. V,
                                   L.L.C.

                                 /s/ Paul S. Levy
                                 ------------------------------------
                                 Paul S. Levy, Managing Member of JLL
                                 Associates G.P. V, L.L.C.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008

                                 JLL ASSOCIATES V, L.P.

                                 By its General Partner, JLL Associates G.P. V,
                                   L.L.C.

                                 /s/ Paul S. Levy
                                 ------------------------------------
                                 Paul S. Levy, Managing Member of JLL
                                 Associates G.P. V, L.L.C.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008


                                 JLL ASSOCIATES V, L.P.

                                 /s/ Paul S. Levy
                                 ------------------------------------
                                 Paul S. Levy, as Managing Member

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008



                                 /s/ Paul S. Levy
                                 ------------------------------------
                                 Paul S. Levy

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008


                              WARBURG PINCUS PRIVATE EQUITY IX, L.P.

                              By its General Partner, Warburg Pincus IX, LLC By its Sole Member, Warburg Pincus Partners, LLC By its Managing Member, Warburg Pincus & Co.

                              /s/ Scott A. Arenare
                              ---------------------------------------
                              Scott A. Arenare
                              Partner


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008


                              WARBURG PINCUS IX, L.P.

                              By its General Partner, Warburg Pincus IX, LLC By its Sole Member, Warburg Pincus Partners, LLC By its Managing Member, Warburg Pincus & Co.

                              /s/ Scott A. Arenare
                              ---------------------------------------
                              Scott A. Arenare
                              Partner


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008


                              WARBURG PINCUS PARTNERS, LLC

                              By its Managing Member, Warburg Pincus & Co.

                              /s/ Scott A. Arenare
                              ---------------------------------------
                              Scott A. Arenare
                              Partner

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008


                              WARBURG PINCUS LLC

                              /s/ Scott A. Arenare
                              ---------------------------------------
                              Scott A. Arenare
                              Partner


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008


                              WARBURG PINCUS & CO.

                              /s/ Scott A. Arenare
                              ---------------------------------------
                              Scott A. Arenare
                              Partner

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008


                              /s/ Scott A. Arenare
                              ---------------------------------------
                              Charles R. Kaye
                              By: Scott A. Arenare, Attorney-in-Fact


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008

                              /s/ Scott A. Arenare
                              ---------------------------------------
                              Joseph P. Landy
                              By: Scott A. Arenare, Attorney-in-Fact

                                                                     SCHEDULE II

Set forth below is a list of purchases of the Company's Common Stock made on the open market by Warburg Pincus Fund IX on February 27, 2008, February 28, 2008, February 29, 2008, March 3, 2008, March 4, 2008, March 5, 2005, March 6, 2008,
March 7, 2008, March 10, 2008, March 11, 2008 and March 12, 2008, in their respective amounts and at their respective prices per share.

Date of Purchase           Number of Shares of Common Stock      Price Per Share
----------------           --------------------------------      ---------------
02/27/2008                             600                           $6.67
02/27/2008                            1,600                          $6.73
02/27/2008                             100                           $6.74
02/27/2008                             100                           $6.82
02/27/2008                             800                           $6.83
02/27/2008                             800                           $6.84
02/27/2008                             100                          $6.8425
02/27/2008                            5,000                          $6.85
02/27/2008                            1,400                          $6.86
02/27/2008                             200                           $6.87
02/27/2008                             600                           $6.88
02/27/2008                             400                           $6.89
02/27/2008                            4,000                          $6.90
02/27/2008                             400                           $6.91
02/27/2008                             982                           $6.92
02/27/2008                            2,200                          $6.93
02/27/2008                            2,797                          $6.94
02/27/2008                            2,804                          $6.95
02/27/2008                            6,018                          $6.96
02/27/2008                            5,081                          $6.97
02/27/2008                            2,718                          $6.98
02/27/2008                            1,700                          $6.99
02/27/2008                            7,392                          $7.00
02/27/2008                             400                           $7.01
02/27/2008                             408                           $7.02
02/27/2008                            1,400                          $7.03
02/28/2008                             600                           $6.91
02/28/2008                            1,200                          $6.93
02/28/2008                             700                           $6.94
02/28/2008                             600                           $6.95
02/28/2008                             200                           $6.96
02/28/2008                             600                           $6.97
02/28/2008                            1,200                          $6.98
02/28/2008                            1,200                          $6.99
02/28/2008                            2,100                          $7.00
02/28/2008                             964                           $7.01
02/28/2008                            2,400                          $7.02
02/28/2008                            1,836                          $7.03
02/28/2008                            3,500                          $7.04
02/28/2008                            1,000                          $7.05
02/28/2008                            3,600                          $7.06
02/28/2008                            2,207                          $7.07
02/28/2008                             400                           $7.08
02/28/2008                            4,505                          $7.09
02/28/2008                            2,495                          $7.10
02/28/2008                             600                           $7.13
02/28/2008                             600                           $7.15
02/28/2008                             400                           $7.19
02/28/2008                             800                           $7.20
02/28/2008                             400                           $7.22
02/29/2008                            2,000                          $6.78
02/29/2008                             723                           $6.79

02/29/2008                            5,063                          $6.80
02/29/2008                            2,444                          $6.81
02/29/2008                            4,177                          $6.82
02/29/2008                            8,470                          $6.83
02/29/2008                             419                           $6.84
02/29/2008                            4,396                          $6.85
02/29/2008                             440                           $6.86
02/29/2008                            1,500                          $6.88
02/29/2008                            2,708                          $6.90
02/29/2008                             323                           $6.92
02/29/2008                             300                           $6.94
02/29/2008                            1,000                          $6.95
02/29/2008                            1,000                          $7.00
02/29/2008                            2,000                          $7.04
03/03/2008                            4,800                          $6.40
03/03/2008                            9,968                          $6.41
03/03/2008                            2,000                          $6.44
03/03/2008                            1,000                          $6.45
03/03/2008                             100                           $6.46
03/03/2008                            1,000                          $6.47
03/03/2008                            2,400                          $6.48
03/03/2008                            1,261                          $6.49
03/03/2008                            2,604                          $6.50
03/03/2008                            1,304                          $6.51
03/03/2008                            1,531                          $6.52
03/03/2008                            3,600                          $6.54
03/03/2008                            2,900                          $6.55
03/03/2008                            1,900                          $6.59
03/03/2008                            1,300                          $6.68
03/04/2008                            3,600                          $6.34
03/04/2008                            1,100                          $6.35
03/04/2008                            3,200                          $6.36
03/04/2008                            2,900                          $6.40
03/04/2008                            3,000                          $6.41
03/04/2008                            3,008                          $6.42
03/04/2008                             400                           $6.43
03/04/2008                            2,392                          $6.45
03/04/2008                            1,200                          $6.46
03/04/2008                             300                           $6.47
03/04/2008                            1,300                          $6.48
03/04/2008                             792                           $6.49
03/04/2008                            2,800                          $6.50
03/04/2008                             400                           $6.51
03/04/2008                             100                           $6.52
03/04/2008                            1,508                          $6.53
03/04/2008                             100                           $6.54
03/04/2008                             400                           $6.55
03/04/2008                            1,000                          $6.57
03/04/2008                             300                           $6.58
03/04/2008                            3,300                          $6.59
03/04/2008                             300                           $6.60
03/04/2008                             100                           $6.62
03/05/2008                             400                           $6.63
03/05/2008                            1,000                          $6.64
03/05/2008                             900                           $6.66
03/05/2008                             100                           $6.67
03/05/2008                             100                           $6.68
03/05/2008                             300                           $6.69
03/05/2008                            1,800                          $6.70
03/05/2008                             900                           $6.71

03/05/2008                             900                           $6.72
03/05/2008                             600                           $6.73
03/05/2008                             100                           $6.74
03/05/2008                             500                           $6.75
03/05/2008                             400                           $6.76
03/05/2008                             400                           $6.77
03/05/2008                             700                           $6.80
03/05/2008                             500                           $6.81
03/05/2008                             500                           $6.82
03/05/2008                             500                           $6.83
03/05/2008                             300                           $6.88
03/05/2008                             500                           $6.89
03/05/2008                            1,200                          $6.91
03/06/2008                             595                           $6.38
03/06/2008                             19                            $6.39
03/06/2008                            3,435                          $6.40
03/06/2008                             636                           $6.41
03/06/2008                             500                           $6.42
03/06/2008                             975                           $6.43
03/06/2008                            3,695                          $6.44
03/06/2008                            1,430                          $6.45
03/06/2008                             900                           $6.46
03/06/2008                             100                           $6.47
03/06/2008                            2,300                          $6.48
03/06/2008                            1,860                          $6.49
03/06/2008                             579                           $6.50
03/06/2008                            1,840                          $6.51
03/06/2008                            1,300                          $6.52
03/06/2008                            1,715                          $6.53
03/06/2008                             600                           $6.54
03/06/2008                             400                           $6.55
03/06/2008                            1,900                          $6.56
03/06/2008                            1,100                          $6.58
03/06/2008                             200                           $6.59
03/06/2008                             800                           $6.60
03/06/2008                            1,800                          $6.61
03/06/2008                            2,800                          $6.62
03/06/2008                            3,000                          $6.63
03/07/2008                             17                            $6.52
03/07/2008                             300                           $6.53
03/07/2008                            5,500                          $6.55
03/07/2008                            4,600                          $6.56
03/07/2008                             100                           $6.57
03/07/2008                            2,800                          $6.58
03/07/2008                            1,100                          $6.59
03/07/2008                            1,000                          $6.60
03/10/2008                             200                           $6.45
03/10/2008                            1,000                          $6.46
03/10/2008                            1,000                          $6.47
03/10/2008                             399                           $6.48
03/10/2008                             905                           $6.49
03/10/2008                            1,267                          $6.50
03/10/2008                            1,600                          $6.51
03/10/2008                            4,200                          $6.52
03/10/2008                            5,922                          $6.53
03/10/2008                            1,200                          $6.54
03/10/2008                            4,129                          $6.55
03/10/2008                            3,100                          $6.56
03/10/2008                             800                           $6.57
03/11/2008                             100                           $6.39

03/11/2008                            1,800                          $6.40
03/11/2008                             300                           $6.43
03/11/2008                             100                           $6.44
03/11/2008                             500                           $6.45
03/11/2008                             600                           $6.48
03/11/2008                             800                           $6.50
03/11/2008                             100                           $6.51
03/11/2008                            1,900                          $6.53
03/11/2008                            1,800                          $6.55
03/11/2008                             200                           $6.56
03/11/2008                             200                           $6.57
03/11/2008                             300                           $6.58
03/11/2008                             300                           $6.59
03/11/2008                             800                           $6.60
03/12/2008                             500                           $6.75